SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

______________________________________________________________________________________

Name:	Dreyfus/KLS National Municipal Fund

Address of Principal Business Offices (No. & Street, City, State, Zip Code):

200 Park Avenue

New York, New York 10166

Telephone Number (including area code):	(212) 922-6000

Name and address of agent for service of process:

Michael A. Rosenberg, Esq.

c/o The Dreyfus Corporation

200 Park Avenue

New York, New York 10166

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes     ☒ No     ☐

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification to be duly signed on its behalf in the City of New York and State of New York on the 30th day of December, 2008.

Dreyfus/KLS National Municipal Fund

By: /s/ Jeff Prusnofsky
Name: Jeff Prusnofsky
Title: Vice President

Attest:	/s/ James Bitetto
	Name:	James Bitetto
Title:	Assistant Secretary